UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PURE PHARMACEUTICALS CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	2834	PENDING
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

P.O. Box 55 1594 Stone Mill Park Bellona, NY 14415 (905) 877-7389 (Address and telephone number of Principal Executive Offices)
1594 Stone Mill Park Bellona, NY 14415 (Addresses of Principal Place of Business or Intended Principal Place of Business)
Transfer Agent: The Corporation Trust Company of Nevada 6100 Neil Road, Suite 500 Reno, Nevada, 89511 (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Dollar Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock	$126,000	$0.01	$126,000	13.48

(1) This price was arbitrarily determined by Pure Pharmaceuticals Corporation.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 26, 2006

PROSPECTUS

PURE PHARMACEUTICALS CORPORATION

12,600,000 SHARES OF COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered under this prospectus. We will not receive any proceeds from this offering.

Our shares of common stock are presently not traded on any market or securities exchange. We intend to apply to have our shares of common stock quoted for trading on the OTC Bulletin Board. However, there can be no assurance that they will be quoted for trading on the OTC Bulletin Board.

The selling shareholders will sell the shares of common stock offered under this prospectus at a price of $0.01 per share, which was arbitrarily determined by us. However, if our shares of common stock are quoted for trading on the OTC Bulletin Board, the sale price of the common stock offered under this prospectus will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered under this prospectus involves a high degree of risk. You should carefully review the section of this prospectus entitled "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2006

FORWARD-LOOKING INFORMATION

This prospectus contains "forward-looking statements". They can be identified by words such as "estimates", "projects", "scheduled", "anticipates", "expects", "intends", "plans", "will", "should", "believes", or their negatives or other comparable words. These statements are subject to a number of risks and uncertainties, including the risks and uncertainties outlined under "Risk Factors", many of which are beyond our control. We wish to caution the reader that these forward-looking statements are only estimates or predictions, such as statements regarding the:

•	identifying medicated feed additives, referred to as "MFAs", for generic manufacture and sale;

•	obtaining of regulatory approvals;

•	development of our business; and

•	demand and prices for identified MFAs.

We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Actual events or results may differ materially due to risks facing us or due to actual facts differing from the assumptions underlying our predictions. Some of these risks and assumptions include:

•    our lack of operating history;

•    our need for additional financing;

•    our ability to evaluate the likelihood that our business will be successful;

•    our ability to continue as a going concern;

•    our ability to identify MFAs for generic manufacture and sale;

•    the commercial viability of our identified MFA products;

•    our ability to obtain required regulatory approvals for identified MFAs;

•    the legislative and regulatory regime applicable to our business;

•    the risk of product liability claims;

•    potential adverse effects on human health due to consumption of food-producing animals that utilize MFAs;

•    our ability to respond to competition;

•    our ability to respond to patent exclusivity;

•    the development of a market for our common stock;

•    our stock will be penny stock;

•    potential disruptions to the supply of identified MFAs;

•    our ability to reach collaborative arrangements with suppliers;

•    our revenues will be dependent on the continued operations of our suppliers;

•    other regulatory, legislative and judicial developments,

•    the costs of producing the identified MFAs can be subject to price and currency fluctuations;

•    rapid technological change in our competitive marketplace;

•    our ability to attract and compensate consultants and staff;

•    our directors own approximately 47.6% of our outstanding shares of common stock;

•    our ability to fully implement our business plan;

•    our dependence upon key personnel; and

•    the ability of our president and secretary to devote a sufficient amount of time to our business objectives;

any of which could cause actual results to vary materially from anticipated results.

We advise the reader that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to us or persons acting on our behalf. Important factors that you should also consider, include, but are not limited to, the factors discussed below under "Risk Factors".

In this prospectus, references to "we", "our", "us", the "Company" or "PPC" mean Pure Pharmaceuticals Corporation, unless the context clearly suggests otherwise.

SUMMARY

This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares of common stock being offered. You should carefully read the more detailed information contained in this prospectus, including the section entitled "Risk Factors", before deciding to purchase the shares of common stock offered under this prospectus.

The Company

We are a development stage company. We currently do not have any business operations and we have few assets. We intend to operate in the animal health products industry focusing on generic medicated feed-additive, referred to as "MFA", pharmaceuticals that foster health in food producing animals. We are in the exploratory stage of identifying MFAs which have come off-patent, qualifying them for potential generic status. We have narrowed our focus to MFA pharmaceutical products that may be used to prevent disease and enhance growth in food producing animals. These products are used in over 90% of all animal feed. Once market due diligence has been completed, we will begin the process of registering the MFAs which have been identified with the United States Food and Drug Agency, referred to as the "FDA". Obtaining FDA registration is critical as it allows us to market the identified MFAs in the United States. The approval process for generic MFAs is known as an abbreviated new drug application, or "ANADA". We expect it will take between 24 and 36 months. We intend to market identified MFAs to feed mills and large animal producers upon obtaining the required regulatory approvals for the identified products. However, there can be no assurance that we will obtain such FDA approvals in the expected time period or at all.

We were incorporated on September 24, 2004 under the laws of the State of Nevada. Our principal offices are located at P.O. Box 55, 1594 Stone Mill Park, Bellona, NY 14415 and our telephone number is 416-262-9974.

The Offering

Issuer	Pure Pharmaceuticals Corporation.
Securities Being Offered	Up to 12,600,000 shares of common stock, par value $0.001.
Offering Price Per Share

$0.01 per share until our shares of common stock are quoted for trading on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We arbitrarily determined this offering price based upon, among other things, our lack of operating history and the lack of liquidity in our shares.

Terms of the Offering	The selling shareholders will determine when and how they will sell the shares of common stock offered under this prospectus.
Termination of Offering

This offering will conclude when all of the shares of common stock offered under this prospectus have been sold or such shares no longer need to be registered to be sold or we decide to terminate the registration of such shares.

Shares Outstanding

As of the date of this prospectus, there were 12,600,000 shares of our common stock issued and outstanding. All of our shares of common stock to be sold under this prospectus are being sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders under this prospectus.
Risk Factors

See "Risk Factors" and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to purchase the shares of common stock offered under this prospectus.

Summary Financial Information

Balance Sheet Data:
As at September 30, 2005
Cash	$96,030
Total assets	96,650
Liabilities	6,951
Stockholders' equity	89,698

Statement of Loss and Deficit Data:
(From incorporation on September 24, 2004 to September 30, 2005)

Revenue	$	Nil
Net loss		46,302

RISK FACTORS

You should carefully consider the risks described below and the other information in this prospectus before deciding whether to purchase the shares of common stock offered under this prospectus. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition, results of operations and cash flow, could be materially adversely affected by any of these risks. The value of our shares of common stock could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below.

As a development-stage company, we have no operating history and our business plan has not been tested. We anticipate incurring future losses.

The Company is a development stage company. We have yet to commence active operations or manufacture or sell any identified generic MFAs that we intend to market. We have no prior operating history from which to evaluate our success, or our likelihood of success in operating our business, generating any revenues or achieving profitability. To date, we have generated no revenue and are proposing to enter the highly competitive animal-health market. There can be no assurance that our plans for identifying, developing and marketing our generic MFAs products will be successful, or that we will ever attain significant sales or profitability. We anticipate that we will incur losses in the near future.

We will require additional financing to implement our business plan.

We currently do not have any operations and we have no revenues. Our current operating funds are not sufficient to fund the costs of implementing our business plan, including obtaining the required regulatory approvals for MFAs which we are in the process of identifying. As of September 30, 2005, we had cash in the amount of $96,030. We will need to obtain additional financing in order to implement our business plan.

Our business plan calls for significant expenses in connection with completing due diligence in connection with the identification of MFAs available for generic manufacture and sale and obtaining the required regulatory approvals. While we have sufficient funds to initiate the identification process, we will require additional financing to: (i) commission a third party to complete a comprehensive due diligence of the available MFAs; (ii) obtain regulatory approvals which are estimated to cost approximately $2.5 million per MFA; and (iii) cover our anticipated administrative costs. We may also require additional financing in connection with the start-up of our business operations.

We do not currently have any arrangements for obtaining such financing. Obtaining additional financing would be subject to a number of factors, including general market conditions. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

If we do not obtain a sufficient amount of additional financing, our business could fail. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders.

There can be no assurance that our business will be successful.

We have not yet commenced business operations. Accordingly, we have no way to evaluate the likelihood that our business will be successful. We were incorporated on September 24, 2004 and to date have been involved primarily in organizational activities. We have not earned any revenues as of the date of this prospectus.

Potential investors should be aware of the difficulties normally encountered by new companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the business that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to the completion of due diligence for identifying MFAs available for generic manufacture and sale and obtaining the required regulatory approvals for such identified MFAs and the manufacturing and marketing thereof, and additional costs and expenses that may exceed current estimates.

If and when an MFA is identified which management believes could be economically viable, obtaining the required regulatory approvals for the identified MFA is expected to take between 24 and 36 months. This will require additional financing and we will incur increased expenses in connection therewith. We expect to begin our business operations upon obtaining the required regulatory approvals for the identified MFAs. We therefore expect to incur significant losses into the foreseeable future.

There is no history upon which to base any assumption as to the likelihood that our business will prove successful, and there can be no assurance that we will generate any operating revenues or achieve profitable operations.

Our independent auditor has raised doubt about our ability to continue as a going concern.

The Independent Auditor's Report to our audited financial statements for the period ended September 30, 2005 included in this prospectus indicates that there are a number of factors that raise substantial doubt about our ability to continue as a going concern. Such factors identified in the report include that we currently have no source of revenue and are in need of obtaining adequate financing. If we are not able to continue as a going concern, it is likely that investors will lose all or a part of their investment.

We will require FDA approval to market our products in the United States.

If and when we identify an economically viable MFA, FDA approval, among other approvals, is required before such identified MFAs may be marketed in the United States. In order to obtain FDA approval of an MFA product, we must, among other things, demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended uses and that the product is manufactured with procedures that conform to the FDA's good manufacturing practice ("GMP") regulations, which must be followed at all times. The process of seeking FDA approvals can be costly, time consuming, and subject to unanticipated and significant delays. There can be no assurance that such approvals will be granted to us on a timely basis, or at all. Any delay in obtaining or our failure to obtain any such approvals may materially adversely affect our business. See "Business - Government Regulation".

Even if we receive FDA approval, our identified MFA products may not be commercially viable.

Even if we are able to successfully receive FDA approval for our generic MFA products, we may not be able to manufacture such products in commercial quantities and at prices that will be commercially viable. Further, there is risk that our products may not prove to be as effective as currently available competing products. The inability to successfully obtain FDA approval for our MFA products or a determination by us, for financial, technical or other reasons, not to complete development of any product or application, particularly in instances in which we have made sufficient capital expenditures could have a materially adverse affect on our business.

The use of antibiotics in MFAs is the subject of legislative, regulatory and other interest.

The issue of the potential for increased bacterial resistance to certain antibiotics used in certain food-producing animals is the subject of discussions on a worldwide basis and, in certain instances, has led to government restrictions on the use of antibiotic MFAs in food-producing animals. Legislative bills are introduced in the U.S. Congress from time to time, some of which, if adopted, could have a material adverse effect on our business.

Discussions of the antibiotic resistance issue have recently become more active in the U.S. Various sources have published reports concerning the possible adverse effects of the use of antibiotics in food-producing animals. Some of these reports have asserted that major animal producers are reducing the use of antibiotics. It is uncertain what actions, if any, the FDA may take in connection with drug resistant bacteria in animal health products. However, the FDA has proposed a rating system to be used to compare the risks associated with the use of specific antibiotic products in food producing animals, including those to be sold by us. While we do not believe that the presently proposed risk assessment system would be materially adverse to our business, it is subject to change prior to adoption or to later amendment.

In addition, continuing studies of the proper utilization, safety and efficacy of pharmaceuticals and other health care products are continually being conducted by industry, government agencies and others. These studies, which increasingly employ more sophisticated methods and techniques, can question the utilization, safety and efficacy of previously marketed products and in some cases have resulted, and may in the future result, in the discontinuance of their marketing and give rise to claims for damages from person who believe they have been injured as a result of their use.

Should legislative, regulatory or other developments, including an increased influence of consumer groups and other special interest lobbyists on the legislative and/or regulatory process, result in restrictions on the sale of MFAs which we may identify, it could have a material adverse effect on our business, financial position, results of operations and cash flows.

Our business and products subject us to the risk of product-liability claims.

The manufacture and sale of generic MFA products involve the risk of product-liability claims. There can be no assurance that our insurance coverage, if any, will be adequate to protect us from any liabilities which we might incur in connection with the commercialization of any of the identified MFAs. Product-liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product-liability claim or series of claims brought against us in excess of our insurance coverage would have a materially adverse effect on our business, financial condition and results of operations. In addition, any claims, even if not ultimately successful, could adversely affect the marketplace's acceptance of our products.

Potential adverse effects on human health linked to the raising or consumption of food-producing animals that utilize MFAs could result in a decrease in our sales.

Should the government find, or the public perceive, a risk to human health from the consumption of food-producing animals which utilize MFAs (such as "Mad Cow" disease) or as a by-product to the raising of such animals (such as the effect of animal waste products on human health), the sale of such food products may decrease resulting in a decline in the use of our products, which could have a material adverse effect on our results of operations, financial condition or cash flows.

We expect to face competition from a number of companies, some of which have greater financial and other resources than we have.

We expect to face competition from companies whose products may be used as an alternative or substitute for MFAs which we may identify. In addition, we expect to compete with several large companies that have greater financial and other resources than we do. To the extent these companies, or new entrants into the market, offer comparable products to MFAs which we may identify at lower prices, our business, results of operations, financial condition and cash flows could be materially adversely affected.

Our competitive position will be based principally on our product registrations, customer service, product quality, and the selling prices of our identified MFAs. Our competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. There can be no assurance that we will have sufficient resources to establish or maintain a competitive position or market share.

We may not be able to compete against companies with greater resources than us.

The animal health business is extremely competitive. We have experienced, and expect to continue experiencing, significant competition in the marketplace. Although we believe we may have a proprietary niche, animal health, specifically the generic MFA marketplace, and many factors beyond our control, including government regulation, will likely encourage competitors. In particular, several large companies will compete with us in the MFA marketplace. Many of the companies that will be in direct competition with us have significantly greater resources, more personnel and longer operating histories than we do. Therefore, no assurance can be given that we will be able to successfully compete with these, or any other companies in the marketplace, if at all.

We may be affected by price competition and the extension of patent exclusivity.

The generic pharmaceuticals business has historically been subject to intense competition, particularly on the basis of price. As patents and other bases for market exclusivity of branded pharmaceuticals expire, prices typically decline as generic competitors, such as us, enter the marketplace. Normally, there is a further unit price decline as the number of generic competitors increases. The timing of these price decreases is unpredictable and can result in a significantly curtailed period of profitability for a generic product. In addition, brand name and patented pharmaceuticals manufacturers frequently take actions to prevent or discourage the use of generic equivalents. These actions may include:

•    filing new patents on products whose original patent protection is about to expire;

•    developing product improvements;

•    increasing marketing initiatives and filing of additional litigation; and

•    litigation.

A decline in the market price for MFAs identified by us or protective actions taken by brand name and patented pharmaceuticals manufacturers could have material adverse effect on business, results of operations, financial condition and cash flows.

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

There is currently no public market for our shares of common stock and there can be no assurance that a market will develop. We intend to apply to have our shares of common stock quoted for trading on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, there can be no assurance that our shares of common stock will be quoted for trading on the OTC Bulletin Board or, if quoted, that there will be sufficient liquidity in the shares. If no market develops for our shares of common stock or there is insufficient liquidity in the shares should the shares be quoted for trading on the OTC Bulletin Board, it will be difficult for shareholders to sell their stock, if at all.

A purchaser is purchasing penny stock which may limit his or her ability to sell the stock.

The shares of common stock offered under this prospectus constitute penny stock under the Securities Exchange Act of 1934, as amended, referred to as the "Exchange Act". The shares are expected to remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, thus limiting investment liquidity. Any broker-dealer engaged by a purchaser for the purpose of selling his or her shares in our company will be subject to rules 15g-1 through 15g-10 of the Exchange Act, which provide, among other things, that a broker-dealer deliver a standardized risk disclosure document prepared by the SEC prior to a transaction in a penny stock, provide details of its compensation in a sale of penny stock and provide monthly statements showing the market value of each penny stock held in a customer's account. Rather than complying with these rules, some broker-dealers may refuse to sell our shares on behalf of a purchaser, which may limit the purchaser's ability to sell the shares. See "Plan of Distribution" for a more detailed discussion of the penny stock rules and related broker-dealer restrictions.

The manufacturers of identified MFAs will be located overseas.

The manufacturers of the identified MFAs are primarily located in Asia. The identified MFAs will be shipped to us by air or sea. A disruption or delay in the delivery of our products to us could have a material adverse effect on our business.

We may not be able to enter into manufacturing agreements or other collaborative agreements on terms acceptable to us, if at all, which failure would materially and adversely affect our business.

We cannot be sure that we will be able to enter into manufacturing or other collaborative arrangements with third parties on terms acceptable to us, if at all. If we fail to establish such arrangements when and as necessary, we could be required to undertake these activities at our own expense, which would significantly increase our capital requirements and may delay the development, manufacture and commercialization of the identified MFAs. If we cannot find ways of addressing these capital requirements, we would likely be forced to sell or abandon our business.

Our revenues will be dependent on the continued operation of our suppliers.

The operation of animal health and nutrition manufacturing plants involves many risks, including the breakdown, failure or substandard performance of equipment, power outages, the improper installation or operation of equipment, natural disasters and the need to comply with environmental and other directives of governmental agencies. The occurrence of material operational problems at our suppliers who will manufacture the identified MFAs, including, but not limited to, the above events, may adversely affect our business, results of operations, financial condition and cash flows during the period of such operational difficulties.

Many of the third parties with whom we will conduct business may depend on government approvals, and the failure to maintain these approvals could affect the supply and delivery of the identified MFAs to us or affect the promotion, distribution or sale of the identified MFAs.

We will have arrangements with third parties that depend on regulatory approvals provided to them. Our suppliers are subject to regulatory compliance similar to those described herein. If any one of these third parties is found to have significant regulatory violations, our business could be materially adversely affected if such violations result in an interruption of the supply of products to us. While we intend to take measures where economically feasible and available to secure back-up suppliers, there can be no assurance that such contingency plans will be able to provide adequate and timely product to eliminate any threat of interruption of supply of the identified MFAs to our customers or that these problems will not otherwise materially impact our business.

The costs of producing the identified MFAs can be subject to price fluctuations.

While the selling prices of the identified MFAs are expected to increase or decrease over time with the cost of producing them, such changes may not occur simultaneously or to the same degree. There can be no assurance that we will be able to pass any increases in product costs through to our customers in the form of price increases. Significant increases in the costs of producing the identified MFAs, if not offset by product price increases, would have a material adverse effect upon our results of operations, financial condition and cash flows.

Rapid technological change in our competitive marketplace may render our proposed products obsolete or diminish our ability to compete.

The animal health market is competitive and subject to rapid technological advances. The discovery of new technologies, MFAs, and advances in the application of such technologies to the medical marketplace in general, and the animal health market in particular, may render our products obsolete or non-competitive. Any such changes and advances could force us to abandon our currently proposed product, which would have a material and adverse effect on the Company and its business.

If we are unable to hire additional qualified personnel or consultants, our ability to continue the business may be harmed. We must hire and retain skilled employees and will be subject to high labor costs and related increased employment expenses.

We will need to hire additional qualified personnel or consultants with expertise in preclinical testing, clinical research and testing, government regulation formulation and manufacturing and sales and marketing. We will compete for qualified individuals with numerous pharmaceutical companies, universities and other research institutions. Competition for such individuals, particularly in North America, is intense, and we cannot be certain that our search for such personnel and consultants will be successful. Attracting and retaining qualified personnel and consultants will be critical to our success.

Skilled employees and consultants in the industry are in great demand. We are competing for employees and consultants against companies located in North America that are more established than we are and have the ability to pay more cash compensation than we do. We will require scientific personnel in many fields, some of which are addressed by relatively few companies. As a result, depending upon the success and the timing of clinical tests, we may experience difficulty in hiring and retaining highly skilled employees and consultants, particularly scientists. If we are unable to hire and retain skilled scientists and consultants, our business, financial condition, operating results and future prospects could be materially adversely affected.

We currently have no designated sales and marketing staff, nor any internal sales or distribution capabilities. In order to commercialize the products, if any are identified and approved, we intend to develop internal sales, marketing and distribution capabilities to target particular markets for our products, as well as make arrangements with third parties to perform these services for us with respect to other markets for our products. We may not be able to establish these capabilities internally or hire sales personnel with appropriate expertise to market and sell the products, if approved. In addition, even if we are able to identify one or more acceptable collaborators to perform these services for us, we may not be able to enter into any collaborative arrangements on favorable terms, or at all.

If we enter into any collaborative arrangements for the marketing or sale of our products, our product revenues are likely to be lower than if we marketed and sold our products ourselves. In addition, any revenues we receive would depend upon the efforts of our collaborators, which may not be adequate due to lack of attention or resource commitments, management turnover, and change of strategic focus, business combinations or other factors outside of our control. Depending upon the terms of the collaboration, the remedies we may have against an underperforming collaborator may be limited. If we were to terminate the relationship, it may be difficult or impossible to find a replacement collaborator on acceptable terms, if at all.

Because our directors own approximately 47.6% of our outstanding shares of common stock, they could make and control corporate decisions that may be disadvantageous to other shareholders.

Our directors own approximately 47.6% of the outstanding shares of our common stock. Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets. They will also have the power to prevent or cause a change in control. The interests of our directors may differ from the interests of our other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

We may not successfully manage our objectives which could prevent achievement of our business plan.

Our success will depend upon the effective management and execution of our business plan. This will place a significant strain on our management and on our administrative, operational and financial resources. To manage our objectives, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our objectives effectively, this may adversely affect our business, results of operations, financial condition and cash flows.

We are dependent on key personnel.

Our operations are dependent on the continued efforts of our officers, Roger Gordon and Charlie Lee, who have a significant amount of business experience in the MFA pharmaceuticals industry. The loss of the services of either of Messrs. Gordon or Lee could have a material adverse effect on us. We do not carry key-man life insurance.

Because our president and secretary have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operations.

Our President, Roger Gordon, and our Secretary, Charlie Lee, have other business interests in addition to their interests in us. While Mr. Gordon and Mr. Lee presently possess adequate time to attend to our interests, it is possible that the demands on Mr. Gordon and Mr. Lee from their other obligations could increase with the result that they would not be able to devote sufficient time to the management of our business, which could have a material adverse effect on our business.

Note regarding forward-looking statements

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words "may", "could", "should", "anticipate", "believe", "estimate", "expect", "intend", "plan", "predict" and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update forward-looking statements. The risks identified in the "Risk Factors" section of this prospectus, amoung others, may impact forward-looking statements contained in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered under this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling shareholders will sell the shares of common stock offered under this prospectus at a price of $0.01 per share until our shares of common stock are quoted for trading on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We arbitrarily determined this offering price and the offering price bears no relationship to our assets, book value or other criteria of value. The factors considered in determining the offering price include our lack of operating history and the lack of liquidity in our shares and the price we believe a purchaser would be willing to pay for a share of our common stock.

DILUTION

All of the shares of common stock to be sold by the selling shareholders under this prospectus are currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders are offering all of the shares of common stock offered under this prospectus. These shares were acquired from us in private placements that were exempt from registration pursuant to Regulation S under the Securities Act of 1933, as amended, referred to as the "Securities Act". The selling shareholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of common stock listed below. When we refer to the "selling shareholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling shareholders' interests.

The following table sets out, as of the date of this prospectus,  the number of shares owned by each selling shareholder prior to this offering, the number of shares that are to be offered by each selling shareholder under this prospectus, the number of shares that will be owned by each selling shareholder upon completion of the offering and the percentage owned by each selling shareholder upon completion of the offering.

Other than Roger Gordon, who is our President and a director, and Charlie Lee, who is our Secretary and Treasurer, and unless otherwise indicated below, to our knowledge, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our affiliates.

The information provided in the table below is based on information provided to us by each of the selling shareholders. Since the date on which the selling shareholders provided this information to us, a selling shareholder identified below may have sold, transferred or otherwise disposed of all or any of the shares held by such selling shareholder in one or more transactions exempt from the registration requirements of the Securities Act. The selling shareholders may, from time to time, offer and sell some, all or none of the shares offered under this prospectus. Because the selling shareholders are not obligated to sell the shares held by them, we cannot estimate how many shares that the selling shareholders will hold upon consummation of any such sales.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder's Account	Total Number of Shares to be Owned Upon Completion of this Offering(1)	Percentage to be Owned Upon Completion of this Offering(1)
Roger Gordon
Charlie Lee
Jonathen Cohen
Debra Gordon
Derek Nguyen
Kenneth Lee
Anna Kitsaki
Athanasia Kostopoulou
Costantin Tsoulias
Joseph Nakhla
Litsa Perperidis
Andre Guirguis
Stefanos Babaratsas
Ourania Mouratidou
Basile Contakos
Athanasios Siritoudis
Fotgni Papavasiliou
Christos Laptsis
Gus Mentis
Tim Karas
Dimitrios Pilarinos
Tom Perperidis
Arestia Pilarinos
Ekaterini Gabriel
Jordan Costley
Mike Pizzuto
Ari Katsiamitas
George Vriniotis
Colleen Mpokou
Stavros Nicolinas
Constantinos Tseklias
Fotios Papadopoulos
Stavroula Papadopoulas
Joanna Theodoropoulos
Laurie Haliburton
Stavros Siritudis
Roman Francisty
Renata Francisty
Karen Wiger
Roger McBride
Joseph Halychuk
Nolan Kurceba
Athina Velonas
Peter Velonas
Sunita Nakhla
Ryan Kinnear
Donna Durball
Chris Tomas
George Rallis
Sophie Marc-Aurele
Triantafyia Siritoudis
Nikolaos Siritoudis

3,750,000
2,250,000
500,000
500,000
500,000
500,000
500,000
500,000
500,000
500,000
500,000
500,000
20,000
50,000
60,000
60,000
60,000
50,000
60,000
20,000
40,000
60,000
40,000
60,000
20,000
20,000
20,000
20,000
30,000
30,000
40,000
60,000
60,000
60,000
60,000
40,000
20,000
20,000
20,000
40,000
20,000
20,000
60,000
60,000
60,000
20,000
20,000
20,000
20,000
40,000
60,000
60,000

3,750,000
2,250,000
500,000
500,000
500,000
500,000
500,000
500,000
500,000
500,000
500,000
500,000
20,000
50,000
60,000
60,000
60,000
50,000
60,000
20,000
40,000
60,000
40,000
60,000
20,000
20,000
20,000
20,000
30,000
30,000
40,000
60,000
60,000
60,000
60,000
40,000
20,000
20,000
20,000
40,000
20,000
20,000
60,000
60,000
60,000
20,000
20,000
20,000
20,000
40,000
60,000
60,000

Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil

Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil
Nil

(1) Assumes that the selling shareholders will sell all of their shares of common stock offered under this prospectus.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their shares of common stock offered under this prospectus in one or more transactions, including block transactions.

The selling shareholders will sell their shares at $0.01 per share until our shares are quoted for trading on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon, among other things, our lack of operating history and the lack of liquidity in our shares. The shares may also be sold in compliance with Rule 144 under the Securities Act.

The selling shareholders may also sell their shares directly to market makers acting as principals, brokers or dealers, who may act as agent or acquire the common stock as principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so while acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders.

Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the shares of common stock to be sold under this prospectus. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and, among other things:

1.	May not engage in any stabilization activities in connection with our common stock;

2.	May furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	May not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The Securities and Exchange Commission, referred to as the "SEC", has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;

•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to proceeding with any transaction in a penny stock, the customer with:

•	bid and offer quotations for the penny stock;

•	details of the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our common stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling the shares of our common stock held by them.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Each of our directors is elected by our shareholders for a term of one year to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our Bylaws. Each of our officers is appointed by the board of directors and serves until he or she is removed from office.

The following table sets forth the name, age, position with us and expiration of term as a director of our present directors and officers:

Name	Age	Position(s)	Expiration of Term as Director
Roger Gordon	52	President and director	2006
Charlie Lee	31	Secretary, Treasurer and principal accounting officer	N/A

The following provides certain background information about each of our current directors and officers:

Roger Gordon, age 52, has been our President and a director since September 24, 2004. Mr. Gordon has over 30 years of experience and has been involved in the pharmaceutical, animal and field chemical and feed business since 1973. He acted as a technical advisor at Swift Canadian, and kept producers informed on selection of feed and water medication choices for the poultry and turkey industry from 1973 to 1976. From 1976 to 1979, he worked in corporate technical sales at Sullivan Strong Scott, a company specializing in the supply of particle reduction, size classification, mixing and bulk material handling equipment to the feed, pharmaceutical, and food industries. As manager of Hudson, a milling supplier of farm chemicals and medications, he pioneered the import of materials from the Orient and built Hudson to a market leader in its field from 1979 to 1990. Subsequently, he was a team leader and product manager at Glaxo Pharmaceuticals from 1990 to 1995 and was in charge of new product introductions and marketing efforts, as well as customer care. In 1999, he co-founded Orbus Pharmaceuticals Ltd. and helped build it into a company with $6 million in revenues in 2003. Orbus Pharmaceutical subsequently went public on the Toronto Stock Exchange.

Charlie Lee, age 31, has been our Secretary, Treasurer and principal accounting officer since September 24, 2004. Mr. Lee has experience in international business, particularly in China. In 1996, he worked for the Province of British Columbia and assisted in the $600 million privatization of the highway maintenance program in the province. He worked in corporate banking form 1997 to 2000 at a major North American bank. In 2000, he started his own consulting service and helped Environmental Applied Research Technology House (Earth Canada) Corp, or "EARTH (Canada) Corporation", a TSX Venture Exchange listed issuer, develop their business and open their offices in China. In 2003, he was appointed Vice President of Corporate Development at EARTH (Canada) Corporation and transformed, with the original founders, the company from a simple research and development corporation to a successful entity by building it up, raising $10,000,000 in financing and then selling a majority stake to two of Canada's largest money managers.

At this time, given our stage of development, we do not have an audit committee financial expert serving on our board of directors and the board as a whole serves as our audit committee.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors and officers, individually and as a group. No other shareholders presently own five percent or more of our total outstanding shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percentage of Class
Common	Roger Gordon, Georgetown, Ontario	3,750,000 (Direct)	29.8%
Common	Charlie Lee, Montreal, Quebec	2,250,000 (Direct)	17.9%
Common	Directors and officers as a Group	6,000,000	47.6%

DESCRIPTION OF SECURITIES

Our authorized capital consists of 100,000,000 shares of common stock, $0.001 par value. As of May 25, 2006, there were 12,600,000 shares of our common stock issued and outstanding.

Shares of Common Stock

Each share of common stock entitles the holder to one vote at a meeting of our shareholders. There are no cumulative voting rights in the election of directors under our Articles of Incorporation. The shares of common stock are entitled to dividends when, as and if declared by our board of directors from time to time. Upon our liquidation, dissolution or winding up, the holders of our shares of common stock are entitled to participate pro rata in any distribution of our assets (in cash or in kind or partly each) after the payment of all liabilities.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the Articles of Incorporation or Bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting out, among other things, certain rules of conduct and voting restrictions in any acquisition attempt. The statute is limited to corporations that are organized in the State of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada, and that conduct business in the State of Nevada directly or through an affiliated corporation.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in us. Nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The audited financial statements as at and for the period ended September 30, 2005 included in this prospectus have been audited by Dale Matheson Carr Hilton Labonte, Chartered Accountants, as set forth in their report included in this prospectus, and are included in reliance on such report given the authority of Dale Matheson Carr HIlton Labonte, Chartered Accountants, as experts in accounting and auditing.

The validity of the shares of common stock offered hereby have been passed upon by O'Neill Law Group PLLC.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such directors and officers is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on September 24, 2004 under the laws of the State of Nevada by Roger Gordon, our President, and Charlie Lee, our Secretary. Mr. Gordon and Mr. Lee purchased 6,000,000 shares of our common stock at the time of our incorporation for an aggregate purchase price of $6,000.

Pursuant to Rule 405 of the Securities Act, Mr. Gordon and Mr. Lee are our promoters by virtue of their role in founding and organizing our company since its inception. See "Certain Relationships and Related Transactions" below.

DESCRIPTION OF BUSINESS

General

We are a development stage company. The Company was formed in order to seek business opportunities in the area of expertise of the Company's principal stockholder Mr. Roger Gordon, being biological and/or medical products for animal use. The Company does not have any business operations and has few assets. To date, the Company's activities have been organizational in nature and as a result it must be considered to be in its developmental stage. The Company has no employees, owns no business assets, technology or real estate and since inception has been primarily involved in developing its business plan and raising its initial capital.

The Company intends to participate in the animal health products industry and has developed a business plan to participate in the industry by focusing on generic medicated feed additive, referred to as “MFA”, pharmaceuticals that are used to foster health in food producing animals. The Company has narrowed its focus on MFA pharmaceutical products that may be used to prevent disease and enhance growth in food producing animals. These products are used in over 90% of all animal feed. The Company is in the exploratory stage of identifying MFAs which have come off-patent, qualifying them for potential generic status. Once market due diligence has been completed, the MFAs identified will be registered in the United Sates with the U.S. Food and Drug Agency, referred to as the “FDA”. Obtaining FDA approval is paramount, as it allows the Company to market the product in the United States. The approval process for generic MFAs, known as an Abbreviated New Animal Drug Application, referred to as “ANADA”. We expect the registration and approval process to take between 24 and 36 months. We expect to commence operations upon receipt of such FDA approvals; however, no assurance can be given that such approvals will be obtained.

The Company intends to manufacture the identified MFAs with a low-cost third party contractor and market the MFAs to feed mills and large animal producers should it obtain the required regulatory approvals for the identified products. The Company plans to apply for its own ANADAs and/or seek same through license agreements and marketing arrangements with established MFA suppliers.

The MFA Industry

Over the last 20 years, the per capita consumption of meat from food-producing animals has increased by 64% from 28 kilograms/person in 1980 to 46 kilograms/person in 2000. In 2002, approximately $3.9 billion was spent on animal pharmaceuticals. MFA sales accounted for approximately $557 million of that total (U.S. Animal Health Institute, “2002 Market Sales Report”).

MFA products include antibiotics, antibacterials, anticoccidials and anthelmintics. These products are used in the prevention and treatment of diseases in food-producing animals, promoting healthy development and improving food quality and safety. The food-producing animal health market has grown modestly at 1.9% per annum from 1991 to 2002 (Mackenzie Woods, Nature Magazine, May 2004).

Most MFA products are used for poultry (approximately 40%), swine (approximately 35%) and cattle (approximately 20%). The leading companies participating in the MFA market are Elanco Animal Health (a division of Eli Lilly), Alpharma Inc., Intervet Inc. (a division of Akzo Nobel) and Phibro Animal Health Corporation (Fountain Agricounsel Consultants, Ag Review 2003).

The United States has one of the world's largest livestock populations, and the U.S. market for MFA products is expected to continue to grow. We believe this continued growth is based upon a growing world population, increasing global demand for meat protein, especially in developing countries, and growing consumer focus on food quality and safety. China, in particular, represents a main driving force in demand for meat protein as its GDP, and GDP/capita increases; and suppliers worldwide are looking to meet this demand. The following table sets out the top 20 producers of cattle, poultry and swine in the world:

Cattle		Poultry		Swine
■ Brazil	132,659,096	■ China	38,600,000	■ China	92,583,000
■ India	113,050,000	■ United States of America	19,500,000	■ United States of America	14,878,150
■ United States of America	96,100,000	■ Indonesia	12,901,000	■ Brazil	8,151,250
■ China	61,990,000	■ Brazil	10,505,000	■ Germany	6,562,072
■ Argentina	35,808,300	■ India	8,420,000	■ Vietnam	6,221,131
■ Australia	24,493,500	■ Mexico	5,400,000	■ Spain	5,879,308
■ Mexico	21,560,000	■ Russian Federation	3,370,270	■ Poland	4,651,316
■ Sweden	10,162,600	■ Japan	2,830,550	■ Mexico	4,525,000
■ Ethiopia	17,750,000	■ Iran	2,800,000	■ Russian Federation	4,334,333
■ France	17,564,998	■ France	2,200,000	■ France	3,764,457
■ Colombia	17,500,000	■ Turkey	2,170,000	■ India	3,700,000
■ Russian Federation	15,914,616	■ Vietnam	1,852,220	■ Canada	3,666,750
■ Germany	12,358,702	■ Thailand	1,771,140	■ Denmark	3,237,230
■ Bangladesh	12,250,000	■ Malaysia	1,700,000	■ Philippines	3,091,075
■ Canada	12,108,600	■ United Kingdom	1,671,000	■ Netherlands	2,788,500
■ Pakistan	11,650,000	■ Canada	1,600,000	■ Japan	2,431,250
■ Venezuela	11,249,074	■ Pakistan	1,550,000	■ Ukraine	2,300,800
■ South Africa	9,520,000	■ Ukraine	1,477,000	■ Italy	2,277,750
■ United Kingdom	9,413,010	■ Ecuador	1,420,000	■ Republic of Korea	2,228,000
■ United Republic of Tanzania	8,852,000	■ Bangladesh	1,400,000	■ Thailand	1,764,750

Source: 2003 FAO Livestock Production Numbers

Given the large and growing demand for livestock and the widespread adoption of modern production techniques, characterized by raising a large number of livestock in confined areas, we believe the use of MFA products will continue to be necessary to ensure animal health and the economic viability of such livestock production. The most efficient and cost effective method to get medicated products to such a vast number of animals is through feed additives.

Medicated Feed Additives

Medicated feed additives are pharmaceuticals that are added to the feed of food producing animals to prevent and treat diseases, promoting healthy development and improving food quality and safety. Medicated feed additives include antibiotics, antibacterials, anticoccidials and anthelminties.

The Company is concentrating its efforts on MFA products which are antibiotics. Antibiotics are natural products produced by fermentation and may be used to treat or to prevent diseases in food producing animals. Several factors may contribute to the ill health of livestock, including poor nutrition, environmental and management problems, heat stress and subclinical disease, which may be treated or prevented by the use of antibiotics. The key benefits of antibiotics are:

Prevention and Treatment of Disease. Antibiotics may be used to build the immunity of animals to bacterial infection. When animals become ill, antibiotics may be used to reduce bacteria so that their internal defenses can build a tolerance and cure a particular ailment.

Infection Control. Animals are susceptible to many infectious diseases like pneumonia. When one animal becomes ill, antibiotics may be used to protect the rest of the herd or flock from illness. Containment of an illness may be impractical and not economical as every animal must be tested to see if they have been infected.

Optimization of Health. Antibiotics may be used to destroy undesirable bacteria, caused naturally by a grain-based diet, in an animal's stomach. This helps animals digest their food more efficiently, allowing them to grow faster as their nutrient intake is optimized.

Antibiotics must be delivered in accordance with approved FDA procedures and label directions, which provide the user with instructions for the proper delivery of the antibiotic such as the dosage, duration, and withdrawal periods prior to slaughter. The delivery of antibiotics can be done by:

Method	Cost	Comment
Injection	High	Not feasible in large production environments
In water	Mid	Used at first sign of disease outbreak, when sick animals will drink but not eat
In feed/MFA	Low	Relied upon by the majority of producers

Business Strategy

The food-producing animal industry is a commodity marketplace. Producers differentiate their products primarily based on price. Currently there are no large companies that have a monopoly position or dominate the generic MFA products market for food producing animals. As this market is not as profitable as the market for patented or proprietary drugs for animals or otherwise, larger pharmaceuticals are looking for alternatives for their food-producing animal health business. Our business strategy is to be a low cost provider of our MFA products to feed mills and large animal producers in the United States. The key features of our business strategy are as follows:

Lower Registration and Approval Costs: As identified MFAs are generic variations of branded products that have received FDA approvals, we are not required to conduct extensive testing and clinical trials to obtain FDA approvals for identified MFAs. As a result, we believe that we will incur substantially lower costs in seeking FDA approvals for identified MFAs compared to the costs of obtaining FDA approvals for a new drug.

Low Manufacturing Costs: We are in the process of securing the supply of active ingredients for our MFA products with certain factories in China and other low cost manufacturing cost centers. We believe that our production costs will be lower than our brand name competitors.

Low Operating Costs: We believe our operating costs will be lower than our brand name competitors.

Sales & Marketing Network: We intend to sell identified MFAs to feed mills and large animal producers at a discount compared to the price of similar branded MFA products. Our management team has 30 plus years of experience in the procurement of active ingredients and the marketing of MFA products. Mr. Gordon, our President, has developed an extensive network, to which he has supplied MFA products for 30 years.

The following provides a further description of the key features of our business strategy:

Product Identification & Registration

Once the identification process is completed and after a thorough economic feasibility analysis, and consultation with animal producers, the Company will continue its dialogue with the FDA's Center for Veterinary Medicine, or "CVM" in registering with them the MFAs used to prevent disease and enhance growth in food producing animals. These products are widely used in over 90% of all animal feed.

To obtain FDA approval for a new drug, extensive testing and clinical trials are generally required to be conducted. This process can take 8 to 10 years of research in getting each new drug approved and generally costs a minimum of $25 million per MFA. However, if a drug to be offered is a generic variation of a branded product that has received FDA approval, extensive testing and clinical trials are not required. An abbreviated new animal drug application, or "ANADA", may be submitted to the FDA demonstrating the bioequivalence of the generic drug to the branded drug. FDA approval for a generic product generally takes between 24 and 36 months and generally costs substantially less than obtaining approval of a new drug. We believe the estimated cost for obtaining approval is approximately $2.5 million per MFA or $4.5 million should the company decide to register two; due to economies of scale in administration and "registration consultant" fees. As a result of the lower costs associated with a generic filing, this should be reflected in the end-price of identified MFAs.

Testing & Approval

To obtain FDA approval for a generic MFA product, test data must be submitted to the FDA demonstrating the safety and effectiveness of the product. It is currently anticipated that the Company will engage the services of a third party FDA approved laboratory to initially test once the MFAs have been identified before any filings for the required registration applications is made with the FDA. Once a protocol has been established, we expect to conduct certain tests to show that these MFA products are safe for the target animal, have the intended effect, and that edible products derived from such animals are safe for human consumption. As these products will be generic in nature, there is already significant scientific data supporting the safety and the benefits of the products, and no clinical studies need to be carried out. We are required to simply replicate in a controlled environment the results of a similar brand-name product. This replication entails the carrying out of standard tests for bioequivalence and tissue-quality. See "- Government Regulation".

Once the appropriate tests are completed, registration applications will be submitted to the FDA's CVM for approval of our MFA products. As obtaining approval for these generic MFA products is critical in the success of this venture, the Company is currently expected to retain the services of an ex-FDA executive as an expert consultant to assist us through the regulatory process. In addition, our management team has experience in working with the FDA, and has established a working relationship with the FDA's CVM.

The registration process is expected to take between 24 months to 36 months once the initial filings have been completed. Approval times can vary depending on the completeness and accuracy of the safety and efficacy of the data submitted. As our MFA products are generic and not new, the registration process is faster than that of a new drug application. A statutory review time of 180 days is imposed once a registration has been completed. An approval decision must be made, or the sponsor must be advised why an application cannot be approved, within this time period. Depending on the completeness of a registration application and requests for additional information from the FDA's CVM, the review time can take longer.

The cost to complete this process with the FDA is estimated to be approximately $2.5 million per MFA or $4.5 million for two, which is substantially lower than the costs associated with registering a new product with the FDA. This amount includes FDA filing fees, consultant's fees, and registration and testing expenses.

Manufacturing

We intend to contract the manufacturing of our MFA products to third parties. There are a small number of factories globally that can produce MFA products. A key factor in the manufacture of MFA products is the ability to secure active ingredient used in such products. We have had ongoing dialogue with Chinese suppliers of active ingredients with whom one of our principals, Mr. Gordon has had an ongoing working relationship with for the last 10 years. With respect to any arrangements the Company might enter into, we will try to negotiate same such that the factories can sell the products produced on our behalf only to us. We believe that our production costs should be lower than our brand name competitors.

Our MFA products will be manufactured in accordance with current Good Manufacturing Practices, referred to as "GMP", for the pharmaceutical industry and FDA regulations. The FDA has approved the factories that will produce identified MFAs for GMP. Further to the quality guidelines set forth in the GMP, we will carry front-running tests of sample products, prior to their shipment from these factories, to ensure quality.

Sales & Marketing

Companies in the food producing animal industry differentiate their products primarily based on price as little innovation in MFA products has occurred in the last 20 years. In addition, there are few generic alternatives to branded MFA products in the MFA marketplace.

We intend to provide a lower cost alternative to our customers. We intend to offer the identified MFAs at a discount compared to the cost of similar branded MFA products. Although we intend to market identified MFAs at certain tradeshows, advertising in the MFA marketplace is often done by word-of-mouth. Sales are generally based on quality and price, and the industry reputation of the supplier.

We intend to sell identified MFAs directly to feed mills and large animal producers. Feed mills and large animal producers account for a majority of MFA usage in the United States. Sales may also be made to veterinarians and buying cooperatives. To complement the direct sales, we currently intend to engage qualified and experienced local agents and create a website to facilitate direct online ordering for repeat customers and as a source of information for end users. We intend to set the prices for identified MFAs uniformly to avoid arbitrage and price erosion.

Competition

We expect to face competition from companies whose products may be used as an alternative or substitute for identified MFAs. In addition, we expect to compete with several large companies that have greater financial and other resources than we do. To the extent these companies, or new entrants into the market, offer comparable products to identified MFAs at lower prices, our business, results of operations, financial condition and cash flows could be materially adversely affected.

Our competitive position will be based principally on our product registrations, customer service, product quality, and the selling prices of identified MFAs. Our competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. There can be no assurance that we will have sufficient resources to establish or maintain a competitive position or market share. The largest veterinarian health drug companies are listed below:

Veterinary medicines: worldwide sales

	US$ million			% change
	Sales
	1999	2000	2001	1999/2000	2000/2001
Merial	1,448	1,395	1,450	-4	4
Pfizer	1,345	1,053	1,022	-22	-3
Intervet	549	942	981	72	4
Bayer	977	923	877	-6	-5
Fort Dodge	666	797	776	20	-3
Schering-Plough	678	720	694	6	-4
Elanco	628	669	686	7	3
Novartis	617	641	570	4	-11
Pharmacia	422	442	469	5	6
Alpharma	176	320	360	82	13
Top 10	7,506	7,902	7,885	5	0
Others	3,774	3,128	3,165	-17	1
Total market	11,280	11,030	11,050	-2	0

Source: Wood Mackenzie.
Note: Revenue for Companion AND Food Producing Animals

Government Regulation

General

In the United States, governmental oversight of animal health products is shared primarily by the United States Department of Agriculture, or the "USDA", and the FDA. A third agency, the Environmental Protection Agency, has jurisdiction over certain products applied topically to animals or to premises to control external parasites. Government regulation of pharmaceutical products used in food producing animals includes detailed inspection of and controls over testing, manufacturing, safety, efficacy, labelling, storage, record keeping, reporting, approval, advertising, promotion, sale and distribution, among other things.

The FDA is responsible for the safety and wholesomeness of the human food supply. It regulates foods intended for human consumption and, through the CVM, regulates the manufacture and distribution of animal drugs, including medicated feed additives.

To protect the food and drug supply for animals, the FDA develops technical standards for animal drug safety and effectiveness and evaluates data bases necessary to support approvals of veterinary drugs. The USDA monitors the food supply for animal drug residues.

FDA approval is based on satisfactory demonstration of safety and efficacy. Efficacy requirements are based on the desired label claim and encompass all species for which label indication is desired. Safety requirements include target animal safety and, in the case of food animals, drug residues and the safety of those residues must be considered. In addition to the safety and efficacy requirements for animal drugs used in food producing animals, the environmental impact must be determined. Depending on the compound, the environmental studies may be quite extensive and expensive. In many instances the regulatory hurdles for a drug which will be used in food producing animals are at least as stringent if not more so than those required for a drug used in humans. For FDA approval of a new animal drug it is estimated the cost is $25 million to $75 million and time for approval could be as long as 8 to 10 years.

The FDA may deny an application if applicable regulatory criteria are not satisfied, require additional testing or information, or require post-marketing testing and surveillance to monitor the safety or efficacy of a product. There can be no assurances that FDA approval of any application will be granted on a timely basis or at all. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Among the conditions for approval of an application is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to GMP. The plant must be inspected biannually by the FDA for determination of compliance with GMP after an initial pre-approval inspection. After FDA approval, any manufacturing changes that may have an impact on the safety and/or efficacy must be approved by the FDA prior to implementation. In complying with standards set forth in these regulations, manufacturers must continue to expend time, money and effort in the area of production and quality control to ensure compliance.

FDA Approval

FDA regulatory procedures generally applicable to generic pharmaceutical products depends on whether the branded drug to which the generic version is equivalent or comparable is the subject of an approved New Drug Application, or "NDA", which has been reviewed for both safety and effectiveness.

If the drug to be offered is a generic variation of a branded product that is the subject of an NDA which has been approved for both safety and effectiveness, an Abbreviated New Animal Drug Application may be submitted to the FDA for approval prior to marketing. Drug products which are generic copies of the other types of branded products must be marketed in accordance with FDA enforcement policies.

All applications for regulatory approval of generic drug products pursuant to an ANADA must contain data relating to product formulation, raw material suppliers, stability, manufacturing, packaging, labeling and quality control, among other information. ANADAs also must contain data demonstrating the bioequivalence of the generic drug to the branded drug. Each product approval limits manufacturing to a specifically identified site or sites. Supplemental filings to allow the manufacture of products at new sites also generally require review and approval. In addition, certain changes to the manufacturing process, drug ingredients and labeling also can require regulatory review and approval.

Pre-marketing approval under stringent FDA rules for their testing, development, and manufacture is required for animal drugs as well as for any changes in label claims, specifications or manufacturing sites that occur post-approval.

Manufacturers of MFA products are required to comply with FDA's current Good Manufacturing Practices regulations. GMP encompasses all aspects of the production process, including validation and record keeping, in addition to standards for facilities, equipment and personnel, and involves changing and evolving standards.

The FDA may penalize companies for non-compliance in connection with the development or approval of an ANADA in the following ways. The FDA can:

•	permanently or temporarily prohibit them from submitting or assisting in the submission of an ANADA;

•	temporarily deny approval of, or suspend applications to market, particular generic drugs;

•	suspend the distribution of all drugs approved or developed pursuant to ANADAs of such companies;

•	withdraw approval of an ANADA;

•	seek civil penalties against such company; and

•	under appropriate procedures, significantly delay the approval of any pending ANADA.

Continuing studies of the proper utilization, safety, and efficacy of pharmaceuticals and other health care products are being conducted by the industry, government agencies and others. These studies, which increasingly employ sophisticated methods and techniques, can question the utilization, safety and efficacy of previously marketed products and in some cases have resulted, and may in the future result, in the discontinuance of their marketing and may give rise to claims for damages from persons who believe they have been injured as a result of their use.

The issue of the potential for increased bacterial resistance to certain antibiotics used in certain food producing animals is the subject of discussions on a worldwide basis and, in certain instances, has led to government restrictions on the use of antibiotics in these food producing animals. Should regulatory or other developments result in restrictions on the sale of such products, it could have a material adverse impact on our financial position, results of operations and cash flows.

Reports to Shareholders

We will voluntarily make available to shareholders an annual report that will include audited financial statements. Upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to electronically file reports with the SEC pursuant to the Exchange Act. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically at www.sec.gov.

PLAN OF OPERATION

Our plan of operation for the twelve months following the date of this prospectus is to focus on completing due diligence in identifying MFAs for registration with the FDA and to file ANADA(s) to market in the United States the MFA products we have identified. We anticipate the cost of obtaining such FDA approvals to be approximately $2.5 million per MFA.

Over the next 12 months, we anticipate spending an additional approximately $20,000 on professional fees and administrative expenses, including fees payable in connection with the filing of this registration statement and complying with reporting obligations. Total expenditures over the next 12 months are therefore expected to be approximately $30,000.

Our cash reserves are not sufficient to meet our funding needs for the next twelve-month period. As a result, we will need to seek additional funding in the near future. We currently do not have a specific plan for obtaining such funding, however, we anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. We currently do not have any arrangements in place for any future equity financing. We may also seek to obtain short-term loans from our directors, although no such arrangements have as yet been made. There can be no assurance that we will be able to raise sufficient funding from the sale of our common stock or through director loans to meet our funding needs over the next twelve months.

The Independent Auditor's Report to our audited financial statements for the period ended September 30, 2005 included in this prospectus indicates that there are a number of factors that raise substantial doubt about our ability to continue as a going concern. Such factors identified in the report include that we currently have no source of revenue and are in need of obtaining adequate financing. For these and other related reasons our auditors believe that there is substantial doubt that we will be able to continue as a going concern. See "Risk Factors".

Results Of Operations For Period Ending September 30, 2005

We have not earned any revenues from the period of our incorporation on September 24, 2004 to September 30, 2005. We do not anticipate earning revenues until we have obtained FDA approvals for the marketing of identified MFAs in the United States and begin the production and marketing thereof. There can be no assurance that we will obtain the required FDA approvals or that we will be successful in the marketing of the identified MFAs if such FDA approvals are obtained.

We incurred operating expenses in the amount of $46,302 for the period from our inception on September 24, 2004 to September 30, 2005. These operating expenses were comprised primarily of $30,463 for professional fees and, $10,239 in office and general expenses.

Our net loss for the period from inception on September 24, 2004 to September 30, 2005 was $46,302.

As at September 30, 2005, we had cash of $96,030 and working capital of $96,030. We are in need of additional funding in the near future to implement our business plan.

DESCRIPTION OF PROPERTY

We currently do not own any property. We currently lease our principal offices located at 1594 Stone Mill Park, Bellona, New York.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following persons has had, since the date of our incorporation, any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•    Any of our directors or officers;

•    Any person proposed as a nominee for election as a director;

•    Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

•    Any of our promoters; and

•    Any member of the immediate family of any of the foregoing persons.

On September 24, 2004 we issued 3,750,000 shares of our common stock to Mr. Roger Gordon for proceeds of $3,750 and 2,250,000 shares of our common stock to Mr. Charlie Lee for proceeds of $2,250.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize. Although we intend to apply for trading of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling security holders.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connecitn with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

(a)	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

(b)
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws;

(c)	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

(d)	contains a toll-free telephone number for inquiries on disciplinary actions;

(e)	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

(f)	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

(a)	bid and offer quotations for the penny stock;

(b)	the compensation of the broker-dealer and its salesperson in the transaction;

(c)	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

(d)	a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had fifty-two (52) registered stockholders.

Rule 144 Shares

None of the shares of our common stock are currently available for resale under Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 101,000 shares as of the dateof this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. None of the shares of our common stock are presently available to be sold by shareholders in compliance with Rule 144(k).

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling security holders or to any other persons.

We are paying the expenses of the offering because we seek to:

(i)	become a reporting company with the SEC under the Exchange Act; and

(ii)	enable our common stock to be traded on the OTC Bulletin Board.

We plan to file a Form 8-A registration statement with the SEC prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We presently have sufficient funds to pursue our stated plan of operation, however, after the initial twelve month period, we will require additional financing for operational expenses. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

EXECUTIVE COMPENSATION

Our officers have received no compensation for their services to us to date. We have not granted any stock options to our officers to date. There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers. In addition, we have not entered into any employment or consulting agreements with our officers. We have not compensated and have no arrangements to compensate our directors for their services to us.

FINANCIAL STATEMENTS

Our fiscal year end is September 30. We will provide audited financial statements to our shareholders on an annual basis prepared by our independent auditors. Our audited financial statements from inception on September 24 , 2004 to September 30, 2005 follow.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

INDEPENDENT AUDITORS’ REPORT
AND FINANCIAL STATEMENTS

PURE PHARMACEUTICAL CORPORATION
(A Development Stage Company)

FINANCIAL STATEMENTS

DECEMBER 31, 2005
(Unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BALANCE SHEETS

STATEMENTS OF OPERATIONS

STATEMENTS OF CASH FLOWS

STATEMENT OF STOCKHOLDERS’ EQUITY

NOTES TO THE FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Pure Pharmaceutical Corporation:

We have audited the balance sheets of Pure Pharmaceutical Corporation (a development stage company) as at September 30, 2005 and the statements of operations, cash flows and stockholders’ equity for the period from inception on September 24, 2004 to September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2005 and the statements of operations, cash flows and stockholders’ equity for the period from inception on September 24, 2004 to September 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has reported losses since inception from operations and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“Dale Matheson Carr-Hilton LaBonte”

CHARTERED ACCOUNTANTS

Vancouver, B.C.
February 1, 2006

PURE PHARMACEUTICAL CORPORATION
(A Development Stage Company)

BALANCE SHEETS

	December 31,2005 (Unaudited)	September 30, 2005
ASSETS

Current
Cash	$90,118	$89,177

LIABILITIES

Current
Accounts payable and accrued liabilities	$13,577	$16,577

STOCKHOLDERS’EQUITY

CommonStock (Note 3)
Authorized:
100,000,000 common shares with a par value of $0.001

Issued and Outstanding:
12,600,000 common shares	12,600	12,600
Additional paid-in capital	123,400	123,400
Share subscription receivable	(2,000)	(8,000)
Deficit Accumulated during the Development Stage	(57,459)	(55,400)
	76,541	72,600

	$90,118	$89,177

Nature and Continuance of Operations (Note 1)

The accompanying notes are an integral part of these financial statements

PURE PHARMACEUTICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Three month period ended December 31,2005 (Unaudited)	Period from September 24, 2004(Inception) to September 30,2005	Period from September 24, 2004 (Inception) to December 31,2005 (Unaudited)

Revenue	$-	$-	$-

Expenses
Financing fees (Note 4)	-	5,600	5,600
Office and sundry	59	10,337	10,396
Professional fees	2,000	39,463	41,463

Net Loss for the Period	$2,059	$55,400	$57,459

Basic Loss per Share	$0.00	$0.00	$0.00

Weighted Average Number of Shares Outstanding	12,600,000	9,345,013

The accompanying notes are an integral part of these financial statements

PURE PHARMACEUTICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Three month period ended December 31, 2005 (Unaudited)	Period from September 24, 2004 (Inception) to September 30,2005	Period from September 24, 2004 (Inception) to December 31,2005 (Unaudited)
Cash Flows from Operating Activities
Net loss for the period	$(2,059)	$(55,400)	$(57,459)
Change in non-cash working capital balance related to operations:
Accounts payable and accrued liabilities	(3,000)	16,577	13,577
	(5,059)	(38,823)	(43,882)

Cash Flows from Financing Activities
Capital stock issued	6,000	128,000	134,000

Increase in Cash during the Period	941	89,177	90,118

Cash, Beginning of Period	89,177	-	-

Cash, End of Period	$90,118	$89,177	$90,118

Supplementary Cash Flow Information
Cash paid for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements

PURE PHARMACEUTICAL CORPORATION
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

PERIOD FROM SEPTEMBER 24, 2004 (INCEPTION) TO DECEMBER 31, 2005

	Common Shares		Additional Paid-in Capital	Share Subscriptions Receivable	Deficit Accumulated During the Development Stage	Total
	Number	ParValue

Balance, September 24, 2004 (Date of Inception)	-	$-	$-	$-	$-	$-
Shares issued for cash
- at $0.001	6,000,000	6,000	-	-	-	6,000
- at $0.01	5,000,000	5,000	45,000	-	-	50,000
- at $0.05	1,600,000	1,600	78,400	(8,000)	-	72,000
Net loss for the period	-	-	-	-	(55,400)	(55,400)
Balance, September 30, 2005 (Audited)	12,600,000	12,600	123,400	(8,000)	(55,400)	72,600

Share subscriptions received		-	-	-	6,000	6,000
Net loss for the period	-	-	-	-	(2,059)	(2,059)

Balance, December 31, 2005 (Unaudited)	12,600,000	$12,600	$123,400	$(2,000)	$(57,459)	$76,541

The accompanying notes are an integral part of these financial statements

PURE PHARMACEUTICAL CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 (Unaudited)
SEPTEMBER 30, 2005

1.	NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated in the State of Nevada on September 24, 2004. The Company is a Development Stage Company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7. The Company intends to operate in the animal health products industry focusing on generic medicated feed-additive pharmaceuticals that foster health in food producing animals. The Company is in the exploratory stage of identifying medicated feed-additives which have come off-patent, qualifying them for potential generic status and have narrowed its focus to medicated feed-additive pharmaceutical products that may be used to prevent disease and enhance growth in food producing animals.

Going Concern

These financial statements have been prepared on a going concern basis. The Company has incurred losses since inception resulting in an accumulated deficit of $57,459 and further losses are anticipated in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has plans to seek additional capital through a private placement of its common stock. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are expressed in U.S. dollars. The Company’s fiscal year end is September 30.

b)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

PURE PHARMACEUTICAL CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 (Unaudited)
SEPTEMBER 30, 2005

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

c)	Use of Estimates and Assumptions

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)	Foreign Currency Translation

The Company’s functional currency is the Canadian dollar and its reporting currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with SFAS No. 52 “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation are included in comprehensive income, as a separate component of stock holders’ equity. Foreign currency transaction gain or losses are included in net loss. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

e)	Financial Instruments

The carrying value of cash, and accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. The Company’s operations are in Canada and virtually all of its assets and liabilities are giving rise to market risks from changes in foreign currency rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

PURE PHARMACEUTICAL CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 (Unaudited)
SEPTEMBER 30, 2005

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it more likely than not will utilize the net operating losses carried forward in future years.

g)	Basic and Diluted Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all potentially dilutive shares if their effect is anti dilutive. The Company has not issued any potential dilutive instruments since inception and accordingly only basic loss per share is presented.

h)	Stock Based Compensation

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” (“SFAS No. 148”), an amendment of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information. The disclosure provisions of SFAS No. 148 were effective for the period ended December 31, 2003.

PURE PHARMACEUTICAL CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 (Unaudited)
SEPTEMBER 30, 2005

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h)	Stock Based Compensation (Continued)

The Company has elected to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No. 25”) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. In addition, in accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company’s stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period.

Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company’s stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and rateably for future services over the option vesting period.

i)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2005, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

PURE PHARMACEUTICAL CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 (Unaudited)
SEPTEMBER 30, 2005

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

j)
In November 2004, the FASB issued SFAS No. 151, Inventory Costs (“SFAS 151”). SFAS 151 requires issuers to treat idle facility expense, freight, handling costs, and wasted material (spoilage) as current-period charges regardless of whether such charges are considered abnormal. In addition, SFAS 151 requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 will be effective for all inventory costs incurred in fiscal years beginning after June 15, 2005. Management believes the adoption of this standard will not have a material impact on the Company's financial position or results of operations.

k)
In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS 123(R)"), which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. SFAS 123(R) is effective for all interim periods beginning after December 15, 2005. Management is currently evaluating the impact of this standard on the Company’s financial condition and results of operations. The Company has not granted any stock options to date and accordingly has not provided information herein related to the pro forma effects on the Company’s reported net loss and net loss per share of applying the fair value recognition provisions of the previous SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

l)
In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions (“SFAS 153”) SFAS 153 requires that exchanges of non-monetary assets are to be measured based on fair value and eliminates the exception for exchanges of non-monetary, similar productive assets, and adds an exemption for non-monetary exchanges that do not have commercial substance. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. Management does not believe that the adoption of this standard will have a material impact on the Company’s financial condition or results of operations.

PURE PHARMACEUTICAL CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 (Unaudited)
SEPTEMBER 30, 2005

3.	COMMON STOCK

The total number of authorized common stock that may be issued by the Company is 100,000,000 shares of stock with a par value of $0.001 per share.

During the period ended September 30, 2005 the Company issued 12,600,000 shares for total cash proceeds of $128,000.

During the quarter ended December 31, 2005 the Company collected $6,000 of shares subscriptions due at September 30, 2005.

The Company has not granted any common stock options or warrants since inception.

4.	RELATED PARTY TRANSACTIONS

During the period ended September 30, 2005 the Company paid $5,600 for financing fees to a director representing a 7% fee on 1,600,000 million of the Company’s shares subscribed to at $0.05.

5.	INCOME TAXES

The components of the net deferred tax asset at December 31, 2005, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

Net operating losses	$57,459
Statutory tax rate	15%
Effective tax rate	-

Deferred tax asset	$8,620
Valuation allowance	(8,620)

Net deferred tax asset	$-

6.	SUBSEQUENT EVENTS

During February 2006 the share subscriptions receivable at December 31, 2005 were received in full.

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.    INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our Articles of Incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our board of directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the Bylaws.

Our Bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our Bylaws or otherwise.

Our Bylaws provide that no advance shall be made by us to an officer of the company (except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering are as follows(1):

SEC Registration Fee	$13.48
Accounting Fees and Expenses	5,000.00
Legal Fees and Expenses	5,000.00
Transfer Agent Fees	1,000.00
Miscellaneous Expenses	2,000.00
TOTAL	$13,013.48
(1) All amounts are estimates other than the SEC Registration Fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their shares of common stock, including any brokerage commissions or costs of sale.

RECENT SALES OF UNREGISTERED SECURITIES

We issued 6,000,000 shares of common stock on September 24, 2004 to each of Roger Gordon, our President, and Charlie Lee, our Secretary. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the "Securities Act") at a price of $0.001 per share, for total proceeds of $6,000. The 6,000,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed an offering of 5,000,000 shares of our common stock at a price of $0.01 per share to a total of 10 purchasers on February 13, 2005. The total amount we received from this offering was $50,000. We also completed an offering of 1,600,000 shares of our common stock at a price of $0.05 per share to a total of 40 purchasers on August 1, 2005. The total amount we received from this offering was $80,000. We completed both these offerings pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in distribution of these offerings in the United States. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation
3.3	Bylaws
5.1	Opinion of O'Neill Law Group PLLC.
23.1	Consent of Dale Matheson Carr Hilton Labonte, Chartered Accountants.
23.2	Consent of O'Neill Law Group PLLC (included in Exhibit 5.1)

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration Statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Toronto, on this 25th day of May, 2006.

PURE PHARMACEUTICALS CORPORATION

BY: /s/ Roger Gordon
Roger Gordon
President

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Roger Gordon, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature:	Title:	Date:
/s/ Roger Gordon Roger Gordon	President, Principal Executive Officer and Director	May 25, 2006
/s/ Charlie Lee Charlie Lee	Secretary and Principal Financial Officer	May 25, 2006